Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports Revenue Growth and Strong Operating Income

in Preliminary Results for Second-Quarter of Fiscal 2008

Company to Webcast Needham Growth Conference Presentation Live Tomorrow at 9:00 a.m. (ET)

CHESTNUT RIDGE, NY, January 8, 2008 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, announced preliminary second-quarter fiscal 2008 financial results in advance of its presentation tomorrow morning at the Tenth Annual Needham & Company Growth Conference.

For the second quarter of fiscal 2008, LeCroy expects to report revenues of approximately $40.5 million and non-GAAP operating income margin of approximately 10%.

The preliminary financial information reflects the extent of the Company’s most current understanding of the financial results; detailed GAAP to non-GAAP reconciliation will be provided in the Company’s second-quarter financial results press release scheduled for Wednesday, January 16, 2008.

“Our second-quarter revenue and non-GAAP operating income performance reflects the continued success of our efforts to reduce operating costs and improve our distribution effectiveness,” said President and Chief Executive Officer Tom Reslewic. “Our channel initiatives are yielding positive results in the United States, where we grew sales for the second consecutive quarter. Our growth in the U.S., coupled with a record quarter of strong oscilloscope sales in Europe, more than offset the softness we had expected from Japan.”

“We believe that our new channel strategy will result in increased traction in the oscilloscope market as we proceed through fiscal 2008,” added Reslewic. “We also expect that our industry-leading portfolio of protocol solutions will enable us to capitalize on growth in demand as the adoption of next-generation protocol solutions becomes widespread. This leaves us on track to meet our expectations for fiscal 2008.”

The Company’s management will be presenting at the Tenth Annual Needham & Company Growth Conference at 9:00 a.m. (ET) tomorrow. To access a live webcast of the presentation, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section of the Company’s website: www.lecroy.com.

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The preliminary financial information in this news release is subject to change and is based on management’s estimates derived from the information available at this time. In addition, the financial information provided has not yet been reviewed by the Company’s independent registered public accounting firm and is subject to that review before filing our Form 10-Q.

Use of Non-GAAP Financial Measures

The non-GAAP expected results are a supplement to the expected financial results based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain significant non-cash charges related to LeCroy’s October 3, 2006 acquisition of Catalyst Enterprises, Inc., restructuring charges and share-based compensation.

We define non-GAAP operating income as operating income as reported under GAAP less charges for share-based compensation, incremental cost of sales related to the fair value inventory adjustment, amortization of intangible assets acquired and restructuring. Non-GAAP operating margin is computed as non-GAAP operating income as a percentage of total revenues. Non-GAAP operating income and non-GAAP operating margin are not substitutes for comparable GAAP measures.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy’s 40-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis”—capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to expectations regarding: LeCroy’s preliminary second-quarter fiscal 2008 financial results; the effect of LeCroy’s efforts to reduce operating costs and improve distribution effectiveness in the oscilloscope business; LeCroy’s ability to achieve revenue growth, particularly in the United States and Europe; increase in market penetration of oscilloscope products; improvements for next-generation protocol standards that will drive the sales of LeCroy’s portfolio of serial data protocol analysis products; and LeCroy’s financial guidance for fiscal 2008 revenue and non-GAAP adjusted operating income. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company’s ability to anticipate changes in the market, the availability and timing of funding for the Company’s current products, the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

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